Exhibit 10.8

HINGE HEALTH

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of 2/16/2023 by and between Hinge Health, Inc., a Delaware corporation (the “Company”), and James Budge (the “Employee”).

BACKGROUND

A. The Company desires to retain the services of the Employee as the Chief Financial Officer of the Company commencing 20th of March 2023 (the “Effective Date”).

B. The Employee is willing to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1. Title, Duties and Responsibilities.

1.1 Chief Financial Officer The Employee will be employed by the Company as its Chief Financial Officer, and the Company agrees to employ and retain the Employee in such capacity. The Employee will report to the Company’s Chief Executive Officer or such other person as may be designated by the Company.

1.2 Duties. The Employee will devote all of the Employee’s business time, energy, and skill to the affairs of the Company; provided, however, that during the Employee’s business time reasonable time for personal business, charitable or professional activities will be permitted, so long as such activities do not materially interfere with the Employee’s performance of services under this Agreement.

1.3 Performance of Duties. The Employee will discharge the duties described herein in a diligent and professional manner. The Employee will observe and comply at all times with the lawful directives of the Company’s Board of Directors and its designees, including without limitation the Company’s Chief Executive Officer regarding the Employee’s performance of the Employee’s duties and with the Company’s business policies, rules and regulations as adopted from time to time by the Board of Directors. The Employee will carry out and perform any and all reasonable and lawful orders, directions, and policies as may be stated by the Company from time to time, either orally or in writing.

1.4 Definitions. For purposes of this Agreement, the following terms will have the following meanings:

(a) “Good Reason” means, without the Employee’s written consent, or more of the following: (i) a reduction in the Employee’s base salary by more than 10%, other than a reduction that is part of an expense reduction effort applied to the entire management team; (ii) a material diminution in or substantial adverse alteration in the nature or scope of the Employee’s authority, duties or responsibilities; or (iii) a relocation of the Employee’s principal workplace by more than 35 miles away from the Employee’s home prior to the relocation. In order for an event to qualify as Good Reason, the Employee must provide written notice to the Company of the acts or omissions constituting grounds for “Good Reason” within 30 days after the initial existence of the grounds for “Good Reason,” the Company must fail to reasonably remedy such act or omission within 30 days after such notice, and the Employee must resign from all positions with the Company not later than 30 days after the expiration of such cure period.

(b) “Termination For Cause” means termination by the Company of the Employee’s employment by reason of (i) the Employee’s dishonesty or fraud, gross negligence in the performance of the Employee’s duties and responsibilities, deliberate violation of a Company policy, or refusal to comply in any material respect with the legal directives of the Company’s Board of Directors, Chief Executive Officer or manager to whom the Employee reports so long as such directives are not inconsistent with the Employee’s position and duties as described herein; (ii) conduct by the Employee that materially discredits the Company, intentional engagement by the Employee in acts materially detrimental to the Company’s operations or business, persistent or habitual negligence in the performance of the Employee’s duties and responsibilities, or the Employee’s conviction of a felony involving moral turpitude; (iii) the Employee’s incurable material breach of the terms of the Employment Agreement, the Employee Confidential Information and Inventions Agreement or any other material agreement between the Employee and the Company; or (iv) unauthorized use or disclosure by the Employee of any proprietary information or trade secrets of the Company or any other party to whom the Employee owes an obligation of nondisclosure as a result of the Employee’s position with the Company.

(c) “Termination Other Than For Cause” means termination of the Employee’s employment by the Company other than for Termination for Cause or a Voluntary Termination.

(d) “Voluntary Termination” means termination of the Employee’s employment by (i) the voluntary action of the Employee other than by reason of Good Reason, or (ii) death.

2. Terms of Employment.

2.1 Employee at Will. The Employee is an “at will” employee of the Company, and the Employee’s employment may be terminated at any time for any reason or no reason by the Company, or the Employee, by the giving of written notice thereof by the Company to the Employee, or the Employee to the Company, as applicable subject to the terms and conditions of this Agreement.

2.2 Background Check. Employee’s employment offer is contingent on Employee satisfactorily passing, in the Company’s sole discretion and subject to applicable law, a background check conducted by the Company.

2.3 Immigration Documentation. Employee’s employment is contingent on Employee’s ability to prove Employee’s identity and authorization to work in the United States for the Company. The Employee must comply with the Immigration and Naturalization Service’s employment verification requirements.

3. Compensation and Benefits.

3.1 Base Salary. As payment for the services to be rendered by the Employee as provided in Section 1 and subject to the provisions of Section 2 of this Agreement, the Company will pay the Employee a “Base Salary” at the rate of $500,000 per year, payable on the Company’s normal payroll schedule. The Employee’s “Base Salary” may be adjusted in accordance with the provisions hereof or as otherwise determined from time to time by the Company’s Board of Directors or Chief Executive Officer, or their designees.

3.2 Additional Benefits.

(a) Benefit Plans and Time Off. The Employee will be eligible to participate in such of the Company’s benefit plans according to the terms and conditions set forth in the applicable plans or policies as are now generally available or later made generally available to employees of the Company including the Company’s time off plans. Currently, the Company has a Flex PTO Policy for exempt employees which addresses time off from work.

(b) Expense Reimbursement. The Company agrees to reimburse the Employee for all reasonable, ordinary and necessary travel expenses incurred by the Employee in conjunction with the Employee’s services to the Company consistent with the Company’s standard reimbursement policies and consistent with applicable law. The Company will pay travel costs incurred by the Employee in conjunction with the Employee’s services to the Company consistent with the Company’s standard travel policies.

3.3 Section 409A. Unless otherwise expressly provided, any payment of compensation by the Company to the Employee, whether pursuant to this agreement or otherwise, shall be made no later than the 15th day of the third month (i.e. 2 1⁄2 months) after the end of the calendar year in which the Employee’s right to such compensation is no longer subject to a “substantial risk of forfeiture” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). For purposes of this Agreement, termination of employment shall be deemed to occur only upon “separation from service” as such term is defined under Section 409A. To the extent any amounts payable to the Employee constitute “nonqualified deferred compensation” (within the meaning of Section 409A) such payments are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A (including a six month delay of termination payments made to specified employees of a public company, to the extent then applicable) and the Employee shall have no discretion with respect to the timing of payments except as permitted under Section 409A.

3.4 Restricted Stock Units. Following the Effective Date, the senior management of the Company will recommend that the Board of Directors grant the Employee 505,000 Restricted Stock Units (“RSUs”) under the Company’s 2017 Equity Incentive Plan (the “Plan”). The terms of the RSUs will be documented by a Global Restricted Stock Unit Award Notice and Global Restricted Stock Unit Award Agreement which will be delivered to the Employee after the grant date of the RSUs.

(a)	Two vesting requirements must be satisfied before the RSUs will become vested:

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Time-Vesting: A time-vesting requirement pursuant to which the RSUs will vest with respect to 25% of the total RSUs on the first day of the calendar month that occurs on or immediately following the one-year anniversary of the Effective Date, thereafter the remaining RSUs will vest ratably (i.e., 1/36th per month) each month over an additional three years (months 13-48), subject to the Employee’s continued employment on each vest date; and

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Liquidity Event: The occurrence of an initial public offering, SPAC Transaction or a Corporate Transaction (as defined in the Plan) (collectively referred to as a “Liquidity Event”) on or prior to the seventh anniversary of the grant date of the RSUs (which date is the “Liquidity Event Deadline”).

Each RSU entitled the Employee to one share of the Company’s common stock following the date the RSU vests. The Employee hereby acknowledges that the Company’s shares are not currently listed on any stock exchange, publicly traded or qualified for sale to the public. Any issuance, offer or sale of the Company’s shares (including shares issuable upon settlement of RSUs) will be subject to compliance with state and federal securities law and the terms of any underwriting, offering or listing agreements.

3.5 Effect of Termination-General. Subject to Section 3.4(a), upon the Employee’s Termination Other Than for Cause prior to the occurrence of a Liquidity Event, the Employee’s then time-vested RSUs will remain outstanding until the earlier of (i) a Liquidity Event and (ii) the Liquidity Event Deadline. The Employee’s RSUs that are not then time-vested will be automatically forfeited upon termination. If the Employee is terminated for Cause, or a Liquidity Event does not occur by the Liquidity Event Deadline, any RSUs held by the Employee will be immediately forfeited to the Company for no consideration.

3.6 Qualifying Termination. Upon the Employee’s Termination Other Than for Cause by the Company or termination for Good Reason by the Employee (a “Qualifying Termination”), in each case during the period commencing 3 months prior to and ending 12 months after a Corporate Transaction, if such termination occurs (i) prior to the one-year anniversary of the Effective Date, then 50% of the total RSUs will become time-vested or (ii) after the one-year anniversary of the Effective Date, then 100% of the RSUs will become time-vested; provided, however, that the foregoing accelerated time vesting will be contingent on the Employee (1) signing, and allowing to become effective not later than 60 days following the employment termination date (or such shorter period specified in the release), a separation agreement and of release of claims in a form provided by the Company, (2) the Employee complying with his or her continuing obligations to the Company, and (3) the Employee resigning from all the positions the Employee then holds with the Company and its subsidiaries. For purposes of the foregoing, references to “Company” include the surviving, successor or acquiring company (or its parent), as applicable, in connection with a Corporate Transaction. If the period during which the Employee can consider and revoke the release begins in one calendar year and ends in the subsequent calendar year, the accelerated vesting will not occur until the date occurring after the later of (i) the date the Employee’s release becomes effective and irrevocable and (ii) the first day of the subsequent calendar year. The provisions above relating to the Liquidity Event vesting requirement will in all cases continue to apply to the RSUs.

3.7 Severance. If the Employee is subject to a Qualifying Termination, the Employee will be entitled to receive a payment equal to six (6) months of the base salary then in effect, payable in accordance with the Company’s regular payroll practices as then in effect, as well as reimbursement or payment of premium costs for the Employee and their eligible dependents (if applicable) to continue healthcare coverage under COBRA for six (6) months conditioned on the Employee executing a separation agreement and release of claims in a format approved by the Company.

4. Proprietary Information. The Employee will as of the Effective Date execute and deliver to the Company the Employee Confidential Information and Inventions Agreement attached as Exhibit A hereto.

5. Miscellaneous.

5.1 Waiver. The waiver of the breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

5.2 Notices. All notices and other communications under this Agreement will be in writing and will be given by personal or courier delivery, email, facsimile or first class mail, certified or registered with return receipt requested, and will be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three business days after mailing if mailed, to the addresses of the Company and the Employee contained in the records of the Company at the time of such notice. Any party may change such party’s address for notices by notice duly given pursuant to this Section 5.2.

5.3 Headings. The section headings used in this Agreement are intended for convenience of reference and will not by themselves determine the construction or interpretation of any provision of this Agreement.

5.4 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state where the Employee worked for the Company, excluding those laws that direct the application of the laws of another jurisdiction.

5.5 Arbitration. Employee and the Company mutually agree that subject to the exclusions below, or as expressly prohibited by law, any claim, dispute, or controversy arising out of or relating to Employee’s employment with the Company or the separation of that employment (“Disputes”) must be submitted to final and binding arbitration.

(a) Disputes include, but are not limited to: all statutory claims arising out of or relating to Employee’s employment with Company, this Agreement, or the separation of that employment, claims for unpaid wages or other compensation due; claims involving meal and rest breaks; benefit claims; contract claims; claims for equitable relief; tort claims; claims for wrongful termination; defamation claims; discrimination and retaliation claims; claims under the Fair Labor Standards Act; claims for violation of any federal, state, local or other governmental law, statute, regulation, or ordinance; or any other type of legal or equitable claim, including non-

emergency injunctive relief, that could be made under federal, state, or local law and which could be asserted in a court or filed with a government agency arising out of or relating to this Agreement or Employee’s employment with Company. Disputes do not include claims: (i) that, as a matter of federal, state or local law, the Parties cannot agree to arbitrate (unless such claims are preempted by federal law); (ii) within the jurisdictional limitation of small claims courts; (iii) for worker’s compensation benefits; (iv) for emergency temporary or emergency injunctive relief; and (v) for unemployment insurance compensation benefits. For the avoidance of doubt, the term Disputes does not include sexual harassment and sexual assault claims. In the event of a dispute regarding sexual assault or sexual harassment claims, the parties can, at that time, agree to arbitrate such sexual harassment and sexual assault claims. Nothing in this Agreement shall be interpreted to mean that employees are precluded from filing complaints with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any similar federal, state or local agency.

(b) This Agreement, any arbitration proceedings held pursuant to this Agreement, and any state or federal court or other proceeding concerning arbitration under this Agreement are expressly subject to, and governed by, the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”). The Parties acknowledge that Company’s business and Employee’s employment involve interstate commerce. Unless the Parties agree otherwise, arbitration will be administered by the Judicial Arbitration and Mediation Services (“JAMS”) pursuant to its Employment Arbitration Rules & Procedures and Federal Rule of Civil Procedure Rule 68. Unless applicable law requires otherwise and except as expressly set forth below, the arbitrator will have the authority to determine the enforceability, validity and scope of this Agreement, as well as whether a claim is arbitrable, all of which will be decided under the FAA. The JAMS Rules are available online at http://www.jamsadr.com/rules-employment-arbitration and Federal Rule of Civil Procedure Rule 68 is available at http://www.law.cornell.edu/rules/frcp/rule_68 and both are available from Company upon request. The arbitrator may grant any relief that would be available in a court of law except as expressly set forth below. The arbitrator shall have the authority to adjudicate any cause of action, or the entire claim, pursuant to a motion for summary judgment and/or adjudication and to issue third party subpoenas. Any party may be represented by an attorney and may conduct discovery sufficient to allow the Parties to adequately arbitrate or defend against a claim, including access to essential documents and witnesses. All arbitration fees and costs relating to the arbitrator and the arbitration proceeding itself will be paid for by the Company except that the Employee shall be responsible for paying the initial filing fees as provided by the JAMS Employment Arbitration Rules & Procedures. Each Party will pay its own attorneys’ fees and costs, if any; provided that if either Party prevails on a claim which affords the prevailing Party attorneys’ fees pursuant to applicable law, statute, or contract, the arbitrator may award reasonable attorneys’ fees and costs consistent with applicable law. Unless applicable law requires otherwise, the arbitrator will apply the substantive law of the state where the Employee was employed except for any claim to which federal substantive law would apply. The arbitration will be conducted in the county where the Employee last worked for the Company, such other location as the Parties may agree, or where otherwise required by applicable law. The arbitration will be held before a neutral arbitrator, selected pursuant to the JAMS Rules and this Agreement. The arbitrator shall provide the Parties with a written decision explaining the arbitrator’s findings and conclusions.

(c) Except as otherwise required under applicable law: Employee and the Company expressly agree (i) that class action or collective action procedures will not be asserted or apply in any arbitration of Disputes pursuant to this arbitration agreement; (ii) that each will not assert class or collective action Disputes against the other in arbitration, civil court, or otherwise, and (iii) both Employee and Company will only submit their/its own individual claims in arbitration. Employee and Company expressly waive the right to assert or participate in any class or collective action as a class member against the other regarding any Dispute, whether in a civil court or in arbitration. The arbitrator shall have no jurisdiction or authority to compel any class or collective claim or consolidate different arbitration proceedings. This arbitration agreement does not prevent either Employee or the Company from participating as a witness or providing testimony in any proceeding, whether in court or in arbitration. Nothing in this agreement prevents the Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

(d) The Parties each expressly waive the right to a jury trial and any other civil court proceeding and agree that the arbitrator’s award will be final and binding on the Parties. Should any provision of this Arbitration Agreement be deemed unenforceable or invalid, such provision will be severed and the remainder of this arbitration agreement will be enforceable to the fullest extent of the law. This arbitration agreement does not alter the Employee’s status as an at-will employee. This Agreement shall survive the termination of Employee’s employment.

5.6 Survival of Obligations. This Agreement will be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement will not be assignable either by the Company (except to an affiliate or successor of the Company) or by the Employee without the prior written consent of the other party.

5.7 Counterparts and Facsimile and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile signature (including signatures in Adobe PDF or similar format) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper- based record-keeping system to the fullest extent permitted by applicable law.

5.8 Withholding. All sums payable to the Employee hereunder will be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

5.9 Enforcement. If any portion of this Agreement is determined to be invalid or unenforceable, such portion will be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder will be enforced to the maximum extent possible.

5.10 Entire Agreement; Modifications. Except as otherwise provided herein or in the exhibits hereto, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to the Employee from the Company. All modifications to the Agreement must be in writing and signed by each of the parties hereto.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

HINGE HEALTH, INC.

Signature:	/s/ Vincent Lim
By:	Vincent Lim
Title:	Chief People Officer
Date:	2/16/2023

Name:	James Budge
Signature:	/s/ James Budge
Date:	2/16/2023